Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-110067

                              PROSPECTUS SUPPLEMENT

                     To Prospectus dated November 18, 2003,
                             and supplemented by the
                             Prospectus Supplements
         dated December 1, 2003, December 17, 2003 and December 30, 2003

                                       of

                                  FINDWHAT.COM

         The Riverview Group, LLC ("Riverview Group") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o        10,000 shares on March 10, 2004 at a price of $18.753 per share;
o        8,000 shares on March 11, 2004 at a price of $18.2542 per share;
o        4,000 shares on March 12, 2004 at a price of $17.6597 per share;
o        6,000 shares on March 18, 2004 at a price of $18.7243 per share;
o        4,000 shares on March 19, 2004 at a price of $18.8125 per share;
o        3,000 shares on March 22, 2004 at a price of $17.8827 per share;
o        5,000 shares on March 23, 2004 at a price of $18.4492 per share;
o        6,000 shares on March 24, 2004 at a price of $17.7288 per share;
o        10,000 shares on March 29, 2004 at a price of $19.8248 per share;
o        5,000 shares on March 30, 2004 at a price of $20.0074 per share;
o        10,000 shares on March 31, 2004 at a price of $21.2811 per share;
o        8,000 shares on April 1, 2004 at a price of $21.2624 per share;
o        12,000 shares on April 6, 2004 at a price of $22.03 per share;
o        4,000 shares on April 7, 2004 at a price of $21.37 per share;
o        7,500 shares on April 8, 2004 at a price of $23.041 per share;
o        2,500 shares on April 12, 2004 at a price of $21.7568 per share;
o        5,000 shares on April 14, 2004 at a price of $22.1634 per share;
o        3,000 shares on April 16, 2004 at a price of $20.985 per share;
o        8,500 shares on April 19, 2004 at a price of $21.77 per share;
o        7,000 shares on April 20, 2004 at a price of $21.9692 per share;
o        14,000 shares on April 21, 2004 at a price of $21.6743 per share; and,
o        3,000 shares on April 23, 2004 at a price of $22.716 per share.

This sale was effected by Millennium Partners, as agent. Millennium Partners received no commission. Immediately following these sales, River Group beneficially owned 205,000 shares of our common stock.

         On May 6, 2004, the closing price per share of our common stock on the Nasdaq National Market was $21.30.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus Supplement is May 7, 2004.